UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

June 30, 2010

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

On June 30, 2010, the Board of Directors (the “Board”) of Extreme Networks, Inc. adopted an amendment (the “Amendment”) to the Rights Agreement, dated as of April 27, 2001 (the “Rights Plan”), between Extreme Networks and Mellon Investor Services LLC as the rights agent. The Rights Plan governs the terms of each right (a “Right”) that has been issued with each share of common stock of Extreme Networks (the “common stock”). Each Right initially represents the right to purchase one one-thousandth of a share of Series A Preferred Stock of Extreme Networks.

Extreme Networks adopted the Amendment to preserve the value of Extreme Networks’ deferred tax assets, including its net operating loss carry forwards, because its ability to fully use its tax benefits to offset future income may be limited if it experiences an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986 as a result of ordinary buying and selling of Extreme Networks’ common stock.

Generally, Extreme Networks would experience a Section 382 ownership change if stockholders who beneficially own (or who are deemed under Section 382 to beneficially own) 5% or more of Extreme Networks’ outstanding common stock increase their aggregate beneficial ownership of the outstanding common stock by more than 50 percent over a rolling three-year period.

The Amendment is designed to reduce the likelihood that Extreme Networks will experience an ownership change by (i) discouraging any person (together with such person’s affiliates or associates) from acquiring 4.95% or more of the then outstanding common stock and (ii) discouraging any person (together with such person’s affiliates or associates) that currently beneficially owns at least 4.95% of the outstanding common stock from acquiring more than a specified percentage of additional shares of common stock. There is no guarantee, however, that the Rights Plan will prevent Extreme Networks from experiencing an ownership change.

The Amendment lowers the stock-ownership threshold for inclusion of a shareholder in the definition of “Acquiring Person” under the Rights Plan. Once a person becomes an Acquiring Person under the Rights Plan, the holder of each Right (other than the Acquiring Person and its affiliates and associates) will be entitled to purchase the number of shares of common stock equal to $150.00 (subject to adjustment from time to time) divided by one half of the market price on the date such person becomes an Acquiring Person.

Under the Amendment, a person would become an Acquiring Person if such person (when combined with such person’s affiliates and associates) acquires 4.95% of the then outstanding common stock. Any holder who currently owns greater than 4.95% of outstanding common stock is grand-fathered, but such holder may become an Acquiring Person if such holder acquires an additional 0.5% of Extreme Networks’ common stock.

The Board may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and its affiliates and associates) for common stock at an exchange ratio of one share of common stock per Right (subject to adjustment from time to time). If a person becomes an Acquiring Person, such person may experience substantial dilution to its holdings through the exercise of Rights by the holders of Rights or the exchange, if determined by the Board, of Rights for common stock.

The Amendment requires the Board to review the necessity of this new provision of the Rights Plan annually. The Rights Plan expires on April 27, 2011, and the Board will determine at a later date whether extending the Rights Plan or adopting a new plan is in the interest of stockholders.

This summary of the Amendment is qualified in its entirety by the full text of the Amendment, which is incorporated herein by reference. A copy of the Amendment is filed with this Current Report on Form 8-K as Exhibit 4.3.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.3	Amendment to Rights Agreement, dated June 30, 2010, between Extreme Networks, Inc. and Mellon Investor Services LLC.

99.1	Press Release issued by Extreme Networks, Inc. on July 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2010

EXTREME NETWORKS, INC.

By:	/S/ BOB L. COREY
Bob L. Corey
Executive Vice President and Chief Financial Officer and Acting President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

4.3	Amendment to Rights Agreement, dated June 30, 2010, between Extreme Networks, Inc. and Mellon Investor Services LLC.

99.1	Press Release issued by Extreme Networks, Inc. on July 1, 2010.